Exhibit 99.1

Global Partners Reports First-Quarter 2023 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 5, 2023--Global Partners LP (NYSE: GLP) (“Global” or the “Partnership”) today reported financial results for the first quarter ended March 31, 2023.

“The Global team executed well in the first quarter, posting results in line with our expectations,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “Continued momentum in our Gasoline Distribution and Station Operations segment helped to more than offset the effects of warmer-than-normal temperatures on our winter-sensitive products. Our performance underscores the strength of our diversified business model, which focuses on creating value for unitholders and delivering quality products and superior service to our customers and guests across our network of liquid energy terminals and convenience markets.

“Through organic initiatives and strategic transactions, we continue to advance our leadership role in the energy distribution network,” Slifka said. “During the first quarter we signed a joint venture agreement with ExxonMobil to acquire 64 convenience and fueling facilities in Greater Houston. We are excited about the opportunity to expand our footprint into the fast-growing Texas market and look forward to operating these sites on behalf of the joint venture.”

Financial Highlights

Net income was $29.0 million, or $0.70 per diluted common limited partner unit, for the first quarter of 2023, compared with net income of $30.5 million, or $0.76 per diluted common limited partner unit, in the same period of 2022.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $78.1 million in the first quarter of 2023 compared with $79.8 million in the same period of 2022.

Adjusted EBITDA was $76.0 million in the first quarter of 2023 versus $74.9 million in the same period of 2022.

Distributable cash flow (DCF) was $46.3 million in the first quarter of 2023 compared with $49.9 million in the same period of 2022.

EBITDA, Adjusted EBITDA and DCF include a net gain on sale and disposition of assets of $2.1 million and $4.9 million for the three months ended March 31, 2023 and 2022, respectively.

Gross profit in the first quarter of 2023 was $222.1 million compared with $206.2 million in the same period of 2022.

Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $244.8 million in the first quarter of 2023 compared with $228.2 million in the same period of 2022.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2023, and 2022.

Gasoline Distribution and Station Operations (GDSO) segment product margin was $183.5 million in the first quarter of 2023 compared with $173.0 million in the same period of 2022. Product margin from gasoline distribution increased to $120.8 million from $114.9 million in the year-earlier period, primarily due to higher fuel margins (cents per gallon) and an increase in volume sold due to acquisitions completed in 2022. Product margin from station operations increased to $62.7 million from $58.1 million in the first quarter of 2022, primarily due to increased convenience store sales in part as a result of the 2022 acquisitions.

Wholesale segment product margin was $53.1 million in the first quarter of 2023 compared with $47.1 million in the same period of 2022. The increase was primarily driven by more favorable conditions in gasoline and gasoline blendstocks, which more than offset less favorable market conditions in distillates and other oils.

Commercial segment product margin was $8.1 million in the first quarter of 2023 and 2022.

Total sales were $4.0 billion in the first quarter of 2023 compared with $4.5 billion in the same period of 2022. Wholesale segment sales were $2.5 billion in the first quarter of 2023 compared with $2.8 billion in the same period of 2022. GDSO segment sales were $1.3 billion in the first quarter of 2023 versus $1.4 billion in the same period of 2022. Commercial segment sales were $257.9 million in the first quarter of 2023 compared with $330.0 million in the first quarter of 2022.

Total volume was 1.4 billion gallons in the first quarter of 2023 compared with 1.5 billion gallons in the same period of 2022. Wholesale segment volume was 928.6 million gallons in the first quarter of 2023 compared with 976.8 million gallons in the same period of 2022. GDSO volume was 379.2 million gallons in the first quarter of 2023 compared with 376.5 million gallons in the same period of 2022. Commercial segment volume was 99.7 million gallons in the first quarter of 2023 compared with 116.8 million gallons in the same period of 2022.

Recent Developments

  Global announced the appointment of Clare McGrory to the Board of Directors of its general partner, Global GP LLC. Ms. McGrory is Chief Financial Officer (CFO), Chief Compliance Officer and a Partner at Atairos, a $6 billion strategic investment firm. She brings 13 years of experience in the industry, including serving as the CFO, EVP, and Treasurer of Sunoco, LP (NYSE: SUN). Ms. McGrory is a member of Global’s Audit, Compensation and Conflicts committees.
  Global and ExxonMobil signed a joint venture agreement to acquire 64 Houston-area convenience and fueling facilities from the Landmark Group. The transaction is expected to close in the second quarter of 2023, subject to the satisfaction of closing conditions. Upon closing of the transaction, Global will act as the management company and operator under the joint venture.
  Global announced a quarterly cash distribution of $0.6550 ($2.62 on an annualized basis) on all of its outstanding common units for the period from January 1 to March 31, 2023. The distribution will be paid on May 15, 2023 to unitholders of record as of the close of business on May 9, 2023.
  On May 2, 2023, the Partnership amended its credit agreement which, among other things, extends the maturity date from May 6, 2024 to May 2, 2026.

Business Outlook

“We remain focused on driving returns for our stakeholders through a combination of organic growth, operational efficiency and M&A,” Slifka concluded. “We are off to a solid start in 2023 and are well positioned to deliver on our strategic objectives.”

Financial Results Conference Call

Management will review the Partnership’s first-quarter 2023 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

Please plan to dial in to the call at least 10 minutes prior to the start time. The call also will be webcast live and archived on Global Partners’ website, https://ir.globalp.com.

About Global Partners LP

With approximately 1,700 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels and crude oil, as well as convenience store and prepared food sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring products and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historical level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) including, without limitation, uncertainty around the timing of an economic recovery in the United States which will impact the demand for the products we sell and the services that we provide, and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. Our assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (SEC).

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Sales	$4,030,327	$4,500,538
Cost of sales	3,808,263	4,294,300
Gross profit	222,064	206,238

Costs and operating expenses:
Selling, general and administrative expenses	62,256	56,281
Operating expenses	108,353	99,233
Amortization expense	2,084	2,499
Net gain on sale and disposition of assets	(2,128)	(4,911)
Total costs and operating expenses	170,565	153,102

Operating income	51,499	53,136

Interest expense	(22,068)	(21,474)

Income before income tax expense	29,431	31,662

Income tax expense	(400)	(1,177)

Net income	29,031	30,485

Less: General partner's interest in net income, including
incentive distribution rights	1,782	1,177
Less: Preferred limited partner interest in net income	3,463	3,463

Net income attributable to common limited partners	$23,786	$25,845

Basic net income per common limited partner unit (1)	$0.70	$0.76

Diluted net income per common limited partner unit (1)	$0.70	$0.76

Basic weighted average common limited partner units outstanding	33,986	33,953

Diluted weighted average common limited partner units outstanding	34,001	34,085
(1) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$7,070	$4,040
Accounts receivable, net	438,220	478,837
Accounts receivable - affiliates	4,035	2,380
Inventories	385,303	566,731
Brokerage margin deposits	19,050	23,431
Derivative assets	18,554	19,848
Prepaid expenses and other current assets	78,616	73,992
Total current assets	950,848	1,169,259

Property and equipment, net	1,204,361	1,218,171
Right of use assets, net	284,377	288,142
Intangible assets, net	24,770	26,854
Goodwill	427,780	427,780
Other assets	32,610	30,679

Total assets	$2,924,746	$3,160,885

Liabilities and partners' equity
Current liabilities:
Accounts payable	$285,217	$530,940
Working capital revolving credit facility - current portion	247,300	153,400
Lease liability - current portion	63,521	64,919
Environmental liabilities - current portion	4,941	4,606
Trustee taxes payable	48,227	42,972
Accrued expenses and other current liabilities	115,448	156,964
Derivative liabilities	8,384	17,680
Total current liabilities	773,038	971,481

Working capital revolving credit facility - less current portion	-	-
Revolving credit facility	99,000	99,000
Senior notes	741,441	741,015
Long-term lease liability - less current portion	228,965	231,427
Environmental liabilities - less current portion	63,114	64,029
Financing obligations	141,023	141,784
Deferred tax liabilities	65,909	66,400
Other long-term liabilities	52,968	57,305
Total liabilities	2,165,458	2,372,441

Partners' equity	759,288	788,444

Total liabilities and partners' equity	$2,924,746	$3,160,885

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2023	2022
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$20,386	$(2,285)
Distillates and other oils (1)	32,747	49,373
Total	53,133	47,088
Gasoline Distribution and Station Operations segment:
Gasoline distribution	120,816	114,886
Station operations	62,730	58,097
Total	183,546	172,983
Commercial segment	8,127	8,141
Combined product margin	244,806	228,212
Depreciation allocated to cost of sales	(22,742)	(21,974)
Gross profit	$222,064	$206,238

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$29,031	$30,485
Depreciation and amortization	26,648	26,701
Interest expense	22,068	21,474
Income tax expense	400	1,177
EBITDA	78,147	79,837
Net gain on sale and disposition of assets	(2,128)	(4,911)
Adjusted EBITDA	$76,019	$74,926

Reconciliation of net cash (used in) provided by operating activities to EBITDA and Adjusted EBITDA
Net cash (used in) provided by operating activities	$(19,325)	$22,628
Net changes in operating assets and liabilities and certain non-cash items	75,004	34,558
Interest expense	22,068	21,474
Income tax expense	400	1,177
EBITDA	78,147	79,837
Net gain on sale and disposition of assets	(2,128)	(4,911)
Adjusted EBITDA	$76,019	$74,926

Reconciliation of net income to distributable cash flow
Net income	$29,031	$30,485
Depreciation and amortization	26,648	26,701
Amortization of deferred financing fees	1,347	1,390
Amortization of routine bank refinancing fees	(1,138)	(1,181)
Maintenance capital expenditures	(9,560)	(7,518)
Distributable cash flow (2)(3)	46,328	49,877
Distributions to preferred unitholders (4)	(3,463)	(3,463)
Distributable cash flow after distributions to preferred unitholders	$42,865	$46,414

Reconciliation of net cash (used in) provided by operating activities to distributable cash flow
Net cash (used in) provided by operating activities	$(19,325)	$22,628
Net changes in operating assets and liabilities and certain non-cash items	75,004	34,558
Amortization of deferred financing fees	1,347	1,390
Amortization of routine bank refinancing fees	(1,138)	(1,181)
Maintenance capital expenditures	(9,560)	(7,518)
Distributable cash flow (2)(3)	46,328	49,877
Distributions to preferred unitholders (4)	(3,463)	(3,463)
Distributable cash flow after distributions to preferred unitholders	$42,865	$46,414

(1) Segment reporting results for the three months ended March 31, 2022 have been reclassified within the Wholesale segment to conform to the Partnership's current presentation. Specifically, results from crude oil previously shown separately are included in distillates and other oils as results from crude oil are immaterial.
(2) As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.
(3) Distributable cash flow includes a net gain on sale and disposition of assets of $2.1 million and $4.9 million for the three months ended March 31, 2023 and 2022, respectively.
(4) Distributions to preferred unitholders represent the distributions payable to the Series A preferred unitholders and the Series B preferred unitholders earned during the period. Distributions on the Series A preferred units and the Series B preferred units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Contacts

Gregory B. Hanson
Chief Financial Officer
Global Partners LP
(781) 894-8800

Sean T. Geary
Chief Legal Officer and Secretary
Global Partners LP
(781) 894-8800